Exhibit 10(iii) (c)


                    DESCRIPTION OF BONUS ARRANGEMENT
                    FOR EXECUTIVE VICE PRESIDENTS OF
                        INGERSOLL-RAND COMPANY

     There is no formal document setting forth this arrangement. However, as set forth in the Company's 2000 Proxy Statement, subject to the approval of the Board of Directors which approves the amount of each award, the Compensation and Benefits Committee will approve bonus arrangements for the Executive Vice Presidents. These officers may receive bonuses attributable to 2000 dependent upon the Company's attainment of predetermined earnings per share goals. The amount of such bonus is discretionary and is subject to general guidelines. Discretionary bonuses may be paid in the event that corporate goals are not met.